EXECUTION COPY

Exhibit 10.5

Employment Agreement

This Employment Agreement (this “Agreement”) is dated as of September 18, 2021, and is made by and between NextGen Healthcare, Inc., a California corporation (together with any successor thereto, the “Company”), and David Sides (“Executive”) (collectively referred to herein as the “Parties” or individually referred to as a “Party”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of Executive as of the Start Date (as defined below) and thereafter by entering into this Agreement.
B.	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.Employment.

(a)General.  On or about September 20, 2021 (“Start Date”), the Company shall employ Executive, and Executive shall be employed by the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b)At-Will Employment.  The Company and Executive acknowledge that Executive’s employment shall be “at-will,” as defined under applicable law, and that Executive’s employment with the Company may be terminated by either Party at any time for any or no reason (subject specifically to the notice requirements of Section 3(b) of this Agreement and the termination provisions set forth in Section 3 of this Agreement and the severance payment provisions set forth in Section 4 of this Agreement generally).  This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to in writing by the Company or as provided by applicable law.

(c)Positions and Duties.  From and after the Start Date, Executive shall serve as President and Chief Executive Officer of the Company, with such responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the Board of Directors of the Company or an authorized committee thereof (in either case, the “Board”), provided all such responsibilities, duties and authority shall be consistent with the position and title of President and Chief Executive Officer of the Company.  Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable) and shall not engage in outside business activities (including serving on outside boards or committees) without the prior written consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, and (iii)

serve on the board of directors of not-for-profit or tax-exempt charitable organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder.  Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case, as amended from time to time, and as delivered or made available to Executive (collectively, the “Policies” and, each, a “Policy”).

2.Compensation and Related Matters.

(a)Annual Base Salary.  From and after the Start Date, Executive shall receive a base salary at a annualized rate of $675,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment.  Such annual base salary shall be reviewed (and may be adjusted) from time to time by the Board, provided, however, that the Base Salary shall never be decreased from the greater of (i) $675,000 per annum or (ii) from any such increased amount, unless Executive provides his prior written consent to such decrease (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”). Notwithstanding anything contained in this Agreement to the contrary, Executive’s Annual Base Salary may be decreased by a reduction of ten percent (10%) or less if such reduction is implemented as part of an across-the-board, proportionate reduction of base salaries for other members of the Company's management team.

(b)Annual Cash Bonus Opportunity.  From and after the Start Date, Executive will be eligible to participate in an annual incentive program established by the Board.  Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) shall be targeted at 100% of Executive’s Annual Base Salary (such target, as may be increased by the Board from time to time, the “Target Annual Bonus”).  The Annual Bonus payable under the incentive program shall be based on the achievement of performance goals to be determined by the Board.  The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Sections 4(b) and 4(c) of this Agreement. Notwithstanding anything to the contrary in the Company’s annual incentive program, Executive’s Annual Bonus for fiscal year 2021 shall be no less than $675,000.

(c)Signing Bonus.  Executive shall be paid a signing bonus of $100,000 (the “Signing Bonus”), which will be paid in the first payroll period following the Start Date, but will not be earned in full until the date that is eighteen (18) months following the Start Date.  In the event Executive (i)  resigns Executive’s employment with the Company (other than (x) a resignation for Good Reason (as defined below) or (y) due to death or Disability) or (ii) is terminated by the Company for Cause (as defined below), in either case prior to the date that is eighteen (18) months following the Start Date, then Executive shall be required and agrees to repay the Signing Bonus (on an after-tax basis).  Any such repayment shall be made to the Company within thirty (30) days following the Date of Termination (as defined below).

(d)Benefits.  From and after the Start Date, Executive shall be eligible to participate in employee benefit plans, programs, policies, and arrangements of the Company (including medical, dental and 401(k) plans) applicable to senior-level executives, subject to the terms and eligibility requirements thereof and as such plans, programs, polices and arrangements may be amended from time to time.  In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.

(e)Vacation or Paid Time Off.  From and after the Start Date, Executive shall be entitled to paid personal leave in accordance with the Company’s Policies.

(f)Business Expenses.  From and after the Start Date, the Company shall promptly reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

(g)Equity Awards.

(i)On or about the Start Date, Executive shall be granted 169,500 shares of the Company’s common stock as a restricted stock award (the “New Hire RSA Award”).  The New Hire RSA Award shall be subject to the terms and conditions of the Plan (as defined below) and the Restricted Stock Award Agreement in the form attached hereto as Exhibit A (the “New Hire RSA Award Agreement”).

(ii)On or about the Start Date, Executive shall be granted 450,000 performance stock units (the “New Hire PSU Award”).  The New Hire PSU Award shall be subject to the terms and conditions of the Plan and the Performance Stock Unit Award Agreement in the form attached hereto as Exhibit B (the “New Hire PSU Award Agreement”).

(iii)On or about the Start Date, Executive shall be granted 471,000 shares of the Company’s common stock as a restricted stock award (the “Special Incentive RSA Award”).  The Special Incentive RSA Award shall be subject to the terms and conditions of the Plan and the Restricted Stock Award Agreement to be executed by the Company and Executive in the form attached hereto as Exhibit C (the “Special Incentive RSA Agreement”)

3.Termination.  Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)Circumstances.

(i)Death.  Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)Disability.  If Executive has incurred a Disability (as defined below), the Company may terminate Executive’s employment.

(iii)Termination for Cause.  The Company may terminate Executive’s employment for Cause.

(iv)Termination without Cause.  The Company may terminate Executive’s employment without Cause.

(v)Resignation from the Company with Good Reason.  Executive may resign Executive’s employment with the Company with Good Reason.

(vi)Resignation from the Company without Good Reason.  Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

(b)Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) of this Agreement shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination, but the termination will still be considered a resignation by Executive.  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company.  The failure by either Party to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Party hereunder or preclude the Party from asserting such fact or circumstance in enforcing the Party’s rights hereunder.

(c)Company Obligations upon Termination.  Upon termination of Executive’s employment pursuant to any of the circumstances listed in this Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of:  (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any expense reimbursements owed to Executive pursuant to Section 2(e) of this Agreement; and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs, policies or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”).  Except as otherwise expressly required by law (e.g., the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) or Section 4 of this Agreement, as applicable.

(d)Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

4.Severance Payments.

(a)Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason.  If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) of this Agreement, as a result of Disability pursuant to Section 3(a)(ii) of this Agreement, for Cause pursuant to Section 3(a)(iii) or for Executive’s resignation from the Company without Good Reason pursuant to Section 3(a)(iv) of this Agreement, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c) of this Agreement.

(b)Termination without Cause, or Resignation from the Company with Good Reason.  If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv) of this Agreement, or pursuant to Section 3(a)(v) of this Agreement due to Executive’s resignation with Good Reason, and such termination does not occur during the Change in Control Period (as defined below), then, subject to Executive signing on or before the twenty-first (21st) day following Executive’s Separation from Service (as defined below) or in the event that such Separation from Service is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended) on or before the forty-fifth (45th) day following Executive's Separation from Service, and not revoking, a release of claims substantially in the form attached as Exhibit D to this Agreement (the “Release”), and Executive’s continued compliance with Section 5 of this

Agreement, Executive shall receive, in addition to payments and benefits set forth in Section 3(c) of this Agreement, the following:

(i)an amount in cash equal to 1.5 times the sum of (A) the Annual Base Salary plus (B) the Target Annual Bonus, payable, and subject to Section 9(k)(ii) of this Agreement in regular installments over the 18-month period following the date of Executive’s Separation from Service (the “Severance Period”) in accordance with the Company’s normal payroll practices; and

(ii)to the extent unpaid as of the Date of Termination, an amount of cash equal to any Annual Bonus that would otherwise be payable for the Company’s fiscal year preceding the fiscal year in which the Date of Termination occurs, based on the level of achievement of the applicable performance goals for such year, as determined in good faith by the Board or its Compensation Committee, which Annual Bonus, if any, shall be paid to Executive in the fiscal year in which the Date of Termination occurs when bonuses for such prior fiscal year are paid in the ordinary course to the Company’s management team, but in no event more than seventy-five (75) days following the last day of the fiscal year to which such Annual Bonus relates; and

(iii)an amount of cash equal to any Annual Bonus that would otherwise be payable for the Company’s fiscal year during which the Date of Termination occurs had Executive remained an active employee in an amount equal to (A) the Annual Bonus, if any, that Executive would have earned for the entire fiscal year in which the Date of Termination occurs, based on the level of achievement of the applicable performance goals for such year, as determined in good faith by the Board, multiplied by (B) a fraction, the numerator of which is the number of days Executive was employed by the Company during the fiscal year in which the Date of Termination occurs and the denominator of which is the number of days in such fiscal year. Any payment pursuant to this Section 4(b)(iii) of this Agreement shall be in lieu of any Annual Bonus payment that Executive would otherwise receive for the fiscal year in which the Date of Termination occurs.  Any such pro-rated Annual Bonus, if any, shall be paid to Executive when bonuses for such fiscal year are paid in the ordinary course to the Company’s management team, but in no event more than seventy-five (75) days following the last day of the fiscal year to which such pro-rated Annual Bonus relates; and

(iv)if Executive timely elects to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to COBRA, then the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans, less the amount Executive would have had to pay to receive such coverage as an active employee based on the cost sharing levels in effect on the Date of Termination, during the period commencing on Executive’s Separation from Service and ending upon the earliest of (A) the last day of the Severance Period, (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA, or (C) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility).  Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount Executive would have had to pay to receive group health coverage as an active employee for Executive and his or her covered dependents based on the cost sharing levels in effect on the

Date of Termination, which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earliest of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA, or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility); and

(v)all unvested equity or equity-based awards held by Executive under any Company equity compensation plans that vest solely based on the passage of time (other than the Special Incentive RSA Award) shall immediately become vested as to such portion of the awards that would have vested during the eighteen (18) months following the Date of Termination had Executive remained continuously employed by the Company during such period (with pro-rated vesting for awards on an annual vesting schedule) (for the avoidance of doubt, with any such awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement); and

(vi)the Special Incentive RSA Award shall immediately become 100% vested.

(c)Change in Control.  In lieu of the payments and benefits set forth in Section 4(b) of this Agreement, in the event Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), of this Agreement or due to Executive’s resignation with Good Reason pursuant to Section 3(a)(v) of this Agreement, in either case, within sixty (60) days prior or eighteen (18) months following the date of a Change in Control (the “Change in Control Period”), subject to Executive signing on or before the twenty-first (21st) day following Executive’s Separation from Service or in the event that such Separation from Service is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended) on or before the forty-fifth (45th) day following Executive's Separation from Service, and not revoking, the Release, Executive shall receive, in addition to the payments and benefits set forth in Section 3(c) of this Agreement, the following:

(i)an amount in cash equal to 1.5 times the sum of (A) the Annual Base Salary plus (B) the Target Annual Bonus, payable (A) if such termination occurs within sixty (60) days prior to a Change in Control, subject to Section 9(k)(ii), in regular installments over the Severance Period in accordance with the Company’s normal payroll practices, or (B) if such termination occurs within eighteen (18) months following the date of a Change in Control, in in a lump sum on the First Payment Date; and

(ii)the amount set forth in Section 4(b)(ii) of this Agreement, payable as set forth therein; and

(iii)an amount in cash equal to the Target Annual Bonus for the fiscal year in which the Date of Termination occurs, pro-rated to reflect the portion of such fiscal year that has elapsed prior to the Date of Termination, payable in a lump sum on the First Payment Date; and

(iv)the benefits set forth in Section 4(b)(iv) of this Agreement; and

(v)all unvested equity or equity-based awards held by Executive under any Company equity compensation plans that vest solely based on the passage of time (including, without limitation, the Special Incentive RSA Award) shall immediately become 100% vested (for the avoidance of doubt, with any such awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement).

(d)No Mitigation; No Offset.  In the event of any termination of the Executive’s employment under this Agreement, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any compensation attributable to any subsequent employment that he may obtain.

(e)Survival.  Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 3 through 9 of this Agreement will survive the termination of Executive’s employment and the termination of this Agreement.

5.Restrictive Covenants.  In connection with his execution of this Agreement, Executive has executed the Agreement for Protection of Company Information attached hereto as Exhibit E (the “Restrictive Covenant Agreement”).  Executive acknowledges and agrees that the terms of the Restrictive Covenant Agreement are incorporated by reference herein.  Executive acknowledges that the provisions of the Restrictive Covenant Agreement will survive the termination of Executive’s employment and the this Agreement for the periods set forth in the Restrictive Covenant Agreement.

6.Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.  Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

7.Certain Definitions.

(a)Cause.  The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i)Executive’s continued failure to substantially perform his duties with the Company after Executive actually receives in writing notification from the Board that he is failing to substantially perform such duties;

(ii)Executive’s intentional failure to substantially follow and comply with the specific, reasonable and lawful directives of the Board;

(iii)Executive’s commission of an act of fraud or dishonesty directly resulting in actual and material economic, financial or reputational injury to the Company;

(iv)Executive’s willful engagement in illegal conduct, gross misconduct or an act of moral turpitude involving material economic, financial or reputational injury to the Company;

(v)Executive’s material violation of any material written policy, guideline, code, handbook or similar document governing the conduct of directors, officers or employees of the Company resulting in actual and material economic, financial or reputational injury to the Company or an affiliate; or

(vi)Executive’s intentional, material violation of any contract or agreement between Executive and the Company.

The determination as to whether Executive is being terminated for Cause will be made in good faith by a two-third’s (2/3) majority vote of the Board and will be final and binding on Executive.  The foregoing definition does not in any way limit the Company’s ability to terminate Executive’s employment relationship at any time, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

(b)Change in Control.  “Change in Control” shall have the meaning set forth in the Plan. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event shall only constitute a Change in Control for purposes of the payment timing of such amount if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(c)Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(d)Date of Termination.  “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) of this Agreement either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b) of this Agreement, whichever is earlier.

(e)Disability.  “Disability” means, with respect to Executive, the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined in good faith by a majority vote of the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.  In the event of a dispute between the Board and Executive as to whether Executive is disabled, the Company may refer Executive to a licensed practicing physician who is mutually acceptable to Executive and the Company, and Executive agrees to submit to such tests and examination as such physician shall deem appropriate to determine Executive’s capacity to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.  In such event, Executive and the Company hereby agree that the decision of such physician as to his Disability shall be final and binding on both parties. Notwithstanding anything contained in this Agreement to the contrary, any determination of Disability shall not be made until after 180 days from the date Executive first exhibited physical or mental impairment that would cause Executive to not being able to engage in any substantial gainful activity.

(f)Good Reason.  For the sole purpose of determining Executive’s right to severance payments and benefits as described above, Executive’s resignation will be with “Good Reason” if Executive resigns within ninety (90) days after any of the following events, unless Executive consents in writing prior to the applicable event:

(i)a reduction in Executive’s Annual Base Salary or Target Annual Bonus, other than a reduction of ten percent (10%) or less of Executive's Annual Base Salary implemented as part of an across-the-board, proportionate reduction of base salaries for other members of the Company's management team;

(ii) a material decrease or a material adverse change in Executive’s authority, title, duties or areas of responsibility, including a requirement that Executive report to a corporate officer instead of reporting directly and solely to the Board;

(iii) the assignment to Executive of authority, titles, duties or areas of responsibility that are inconsistent with the title and position of President and Chief Executive of the Company;

(iii) the relocation of Executive’s primary work location to a location that increases Executive’s one-way commute by more than fifty (50) miles from Executive’s primary work location as of the Start Date (provided that a requirement that Executive relocate to the city in which the Company’s principal executive offices are then located shall not constitute “Good Reason” for purposes of this Agreement); or

(iv) the Company’s breach of a material provision of this Agreement.

Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has:  (a) provided the Company, within sixty (60) days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (b) provided the Company with an opportunity to cure the same (if curable) within thirty (30) days after the receipt of such notice; and (c) the Company shall have failed to so cure within such period.

(g)	Plan. “Plan” means the NextGen Healthcare, Inc. 2021 Employment Inducement Equity Incentive Plan.

8.Parachute Payments.

(a)Notwithstanding any other provisions of this Agreement or any Company equity plan or agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4 of this Agreement, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 8(b)) of this Agreement to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)The Total Payments shall be reduced in the following order:  (I) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from

Section 409A and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(c)All determinations regarding the application of this Section 8 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”).  For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation.  The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(d)In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 8, the excess amount shall be returned promptly by Executive to the Company.

9.Miscellaneous Provisions.

(a)Governing Law; Venue.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Georgia without reference to the principles of conflicts of law of the State of Georgia or any other jurisdiction that would result in the application of the laws of a jurisdiction other than the State of Georgia, and where applicable, the laws of the United States.  Any claims or legal actions by one Party against the other arising out of the relationship between the Parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in Atlanta, Georgia, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(b)Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)Notices.  Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)If to the Company, to the General Counsel of the Company at the Company’s headquarters,

(ii)If to Executive, to the last address that the Company has in its personnel records for Executive, or

(iii)At any other address as any Party shall have specified by notice in writing to the other Party.

(d)Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(e)Entire Agreement.  The terms of this Agreement, and the Restrictive Covenant Agreement incorporated herein by reference as set forth in Section 5 of this Agreement, are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including any prior employment offer letter or employment agreement between Executive and the Company.  The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

(f)Amendments; Waivers.  This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company.  By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy or power hereunder will preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

(g)Construction.  This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any Party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(h)Arbitration.

(i)Agreement to Arbitrate.  The Company and Executive hereby agree to resolve by final and binding arbitration any and all claims or controversies in any way arising out of, relating to or associated with Executive’s employment with the Company or any of its parents, affiliates, or subsidiaries, or the termination of such employment or any breach of this Agreement. This mutual agreement to arbitrate includes any claims that the Company may have against Executive, or that Executive may have against the Company or against any of its officers, directors, employees, agents, successors, or parent, subsidiary, or affiliated entities so long as such claim is related to Executive’s employment with the Company. The Company and Executive agree that arbitration, as provided for in this Agreement, shall be the exclusive forum for the resolution of any covered dispute between the Parties. The Company and Executive agree that their mutual agreement to arbitrate shall constitute sufficient consideration by each Party for the promises made in this Section 9(h).

(ii)Scope of Agreement. The claims covered by this Section 9(h) include, but are not limited to, claims for breach of any contract or covenant, express or implied; claims for breach of any fiduciary duty or other duty owed to Executive by Company or to Company by Executive; tort claims; claims for wages or other compensation due; claims for discrimination or harassment, including but not limited to discrimination or harassment based on race, sex, pregnancy, religion, national origin, ancestry, age, marital status, physical disability, mental disability, medical condition, or sexual orientation; and claims for violation of any federal, state or other governmental constitution, statute, ordinance or regulation (as originally enacted and as amended), including but not limited to claims under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Fair Labor Standards Act (“FLSA”), the Employee Retirement Income Security Act (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and the Family and Medical Leave Act  (“FMLA”) (collectively, “Arbitrable Disputes”).

(iii)Procedure.  Executive’s request to arbitrate must be directed to the Board at the Company’s principal place of business. A request submitted by the Company shall be sent to Executive at Executive’s address as reflected on the Company’s personnel records. Any arbitration shall be conducted before a single arbitrator of JAMS under the Employment Arbitration Rules and Procedures (the “Rules”) of JAMS then in effect. Executive can obtain a copy of the Rules on the website of JAMS, which is www.jamsadr.com and a copy will be provided to Executive upon request. JAMS has previously maintained the Rules at this URL: http://www.jamsadr.com/rules-employment-arbitration. The arbitration will be conducted in Atlanta, Georgia, and Executive and the Company consent to jurisdiction and venue in Atlanta, Georgia.  If Executive is making a claim, the Company will pay any arbitration filing fee in excess of the amount Executive would have been required to pay (if any) to file the claim in court, and the Company will pay all of the arbitrator’s fees and other arbitration expenses. If the Company is making a claim, the Company will pay all filing fees and all expenses of the arbitration, including the arbitrator’s fees. Each Party shall bear its, his, or her own costs of legal representation; provided, however, if any Party prevails on a claim entitling the prevailing Party to attorneys’ fees and/or costs, the arbitrator may award reasonable fees and/or costs to the prevailing Party in accordance with such claim. The arbitrator shall have the authority to order such discovery by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration. The arbitrator shall issue a written decision that reveals the essential findings and conclusions on which the decision is based, and the arbitrator’s decision shall be subject to such judicial review as is provided by law. The mutual agreement to arbitrate claims as set forth in this Section 9(h) is enforceable under and governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”), but if the FAA is held not to apply to this Agreement for any reason, this mutual agreement to arbitrate claims shall be enforced under the laws of the State of Georgia.

(iv)Administrative Relief.  This Section 9(h) does not limit Executive’s right to file an administrative charge with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”), or any state agency charged with enforcement of fair employment practice laws, but Executive agrees to arbitrate under this Agreement all rights to any form of recovery or relief, including monetary or other damages. This agreement also does not apply to or cover claims for workers’ compensation benefits or compensation, claims for unemployment compensation benefits, or claims based upon an employee pension or benefit plan the terms of which contain an arbitration or other non-judicial dispute resolution procedure, in which case the provisions of such plan shall apply.

(v)Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Section 9(h) of this Agreement and fully understands it, including that EXECUTIVE EXPLICITLY WAIVES THE RIGHT TO TRIAL BY JURY.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

(i)Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(j)Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on the advice of counsel if any questions as to the amount or requirement of withholding shall arise.

(k)Section 409A.

(i)General.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4 of this Agreement shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service (the “First Payment Date”).  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii)Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)Expense Reimbursements.  To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred.  Executive will submit Executive’s reimbursement request promptly following the date the expense is incurred, and the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code.  Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)Installments.  Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(l)Key Person Insurance.  The Company shall have the right (but not the obligation) to insure the life of Executive for the Company’s sole benefit.  The Company shall have the right to determine the amount of insurance and the type of policy.  Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive.  Executive shall incur no financial obligation by executing any required document and shall have no interest in any such policy.

(m)Indemnification.  In connection with his commencement of employment, Executive has executed the Indemnification Agreement attached hereto as Exhibit F (the “Indemnification Agreement”).  The Company and Executive acknowledge and agree that the terms of the Indemnification Agreement are incorporated by reference herein.

(n)Controlling Document.  If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail unless the terms of such other agreement, plan, program, policy arrangement or document explicitly provides that its provisions are intended to supersede the terms of this Agreement and Executive consents in writing to such other agreement, plan, program, policy arrangement or document.

(o)Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

10.Executive Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.
NEXTGEN HEALTHCARE, INC.

By: _/s/ Craig A. Barbarosh______________

Name:  Craig A. Barbarosh

Title:  Vice Chairman of the Board and Director

EXECUTIVE

        /s/ David Sides_________________________

David Sides

[Signature Page to Employment Agreement]

EXHIBIT A

New Hire RSA Award Agreement

[attached]

EXHIBIT B

New Hire PSU Award Agreement

[attached]

EXHIBIT C

Special Incentive RSA Award Agreement

[attached]

EXHIBIT D

Separation Agreement and Release

This Separation Agreement and Release (this “Release”) is made by and between David Sides (“Executive”) and NextGen Healthcare, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Release shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of October 4, 2021 (the “Employment Agreement”), and that certain Agreement for Protection of Company Information, dated as of October 4, 2021 (the “Restrictive Covenant Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective [________, ____], the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Executive may have against the Company and any of the Releasees as defined below.

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Release, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.Severance Payments and Benefits; Salary and Benefits.  The Company agrees to provide Executive with the severance payments and benefits described in Section 4 of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.Release of Claims. Executive agrees that the consideration to be paid in accordance with in Section 4 of the Employment Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, stockholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred from the beginning of time and up until and including the date of Executive’s execution of this Release, including, without limitation the following:

(a)any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§ 12945.2, 19702.3; the California Labor Code; the California Business & Professions Code; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; or the California Corporate Criminal Liability Act, Cal. Penal Code § 387; the Georgia Equal Pay Act; the Georgia Prohibition of Age Discrimination in Employment Act; the Georgia Equal Employment for Persons with Disabilities Code; and the Georgia Discriminatory Wage Practices Based on Sex Act;

(e)           any and all claims for violation of the federal, or any state, constitution;

(f)      any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)           any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this this Release; and

(h)           any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section 2 will be and remain in effect in all respects as a complete general release as to the matters released. The Release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder. Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 2. Nothing in this Release waives (i) Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance, or any other indemnification rights to which Executive may be entitled under the organizational documents, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify

Executive or hold Executive harmless; (ii) any vested rights Executive (and/or his dependents) may have under the employee benefit plans, programs, policies or arrangements of the Company and its affiliates; (iii) Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company for discrimination (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee for any alleged discriminatory treatment); (iv) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (v) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (vi) claims for breach of any of the Company’s continuing obligations to Executive under the Employment Agreement; and (vii) any right that may not be waived by private agreement.

3.Acknowledgment of Waiver of Claims under ADEA.  Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Release.  Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further understands and acknowledges that Executive has been advised by this writing that:  (a) Executive should consult with an attorney prior to executing this Release; (b) Executive has [twenty-one (21)][forty-five (45)] days within which to consider this Release, and the Parties agree that such time period to review this Release shall not be extended upon any material or immaterial changes to this Release; (c) Executive has seven (7) business days following Executive’s execution of this Release to revoke this Release pursuant to written notice to the General Counsel of the Company; (d) this Release shall not be effective until after the revocation period has expired; and (e) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Release and returns it to the Company in less than the [twenty-one (21)][forty-five (45)] day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Release.

4.Unknown Claims. Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive, being aware of California Civil Code Section 1542, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

5.No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Executive confirms that Executive has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Executive or any other present or former Company employees, including violations of the federal and state securities laws.

6.Sufficiency of Consideration. Executive hereby acknowledges and agrees that Executive has received good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release.

7.Restrictive Covenants. Executive acknowledges that Executive remains bound by the Restrictive Covenants Agreement, which is incorporated by reference herein as if re-executed along with this Release.

8.Indemnification. The Company acknowledges and agrees that it remains bound by the Indemnification Agreement, which is incorporated by reference herein as if re-executed along with this Release.

9.No Cooperation. Subject to Section 2 of this Release, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Release. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive will state no more than that Executive cannot provide any such counsel or assistance.

10.No Admission of Liability. Executive understands and acknowledges that this Release constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Release, will be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

11.Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable or void, this Release shall continue in full force and effect without said provision or portion of provision.

12.No Oral Modification.  This Release may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

13.Governing Law; Dispute Resolution.  This Release shall be subject to the provisions of Sections 9(a), 9(c) and 9(h) of the Employment Agreement.

14.Effective Date. Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the day following the seventh (7th) business day from the date upon which Executive signs this Release, so long as Executive has not revoked it within the time period and in the manner specified in Section 3 above.  Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release becomes effective pursuant to its terms.

15.Voluntary Execution of Agreement.  Executive understands and agrees that Executive executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees.  Executive acknowledges that:  (a) Executive has read this Release; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Release; (c) Executive has been represented in the preparation, negotiation and execution of this Release by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Release and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Release.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Release on the respective dates set forth below.

EXECUTIVE
Dated:	David Sides

NEXTGEN HEALTHCARE, INC.
Dated:	By: Name: Title:

EXHIBIT E

Restrictive Covenant Agreement

[attached]

EXHIBIT F

Indemnification Agreement

[attached]